Ex (g) (3)
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
KIEWIT INVESTMENT FUND LLLP
HALL CAPITAL PARTNERS LLC
AND
PAYDEN & RYGEL
This Agreement (“Agreement”) is made as of August 7th, 2007, by and among Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the “Fund”), Hall Capital Partners LLC (formerly Offit Hall Capital Management LLC), a Delaware limited liability company (the “Adviser”), and Payden & Rygel, a California corporation (the “Sub-Adviser”).
WHEREAS, the Adviser has by separate contract agreed to serve as the investment adviser to the Fund registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company and operates as an “employees’ securities company” within the meaning of Section 2(a)(13) of the 1940 Act; and
WHEREAS, the Adviser’s contract with the Fund allows it to delegate, or recommend that the Fund retain, certain investment advisory services for the Fund to be provided by other investment advisers; and
WHEREAS, the Adviser and the Fund desire to retain the Sub-Adviser to perform certain investment advisory services for the Fund, and the Sub-Adviser is willing to perform such services on substantially the same terms as provided under two previous sub-advisory agreements;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Services to be Rendered by the Sub-Adviser to the Fund.
     (a) Appointment. The Fund hereby appoints the Sub-Adviser to provide certain discretionary investment management services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to provide such services for the compensation set forth in this Agreement.
     (b) Investment Program. Subject to the control and supervision of the Board of Directors of the Fund (the “Board”) and the supervision of the Adviser, the Sub-Adviser will, at its expense, continuously furnish to the Fund an investment program for such portion, if any, of Fund assets allocated to it from time to time. With respect to such assets, the Sub-Adviser will make investment decisions, will have all investment powers, and will place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and the rules and regulations thereunder, (ii) the terms of this Agreement, (iii) the investment objective, policies, and restrictions of the Fund as stated in the then-current and effective registration statement of the Fund under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act (the “Registration Statement”) and (iv) such other guidelines as the Board or Adviser may establish, as set forth in Attachment 1 hereto. The Adviser shall be responsible for providing the Sub-Adviser with current copies of the materials specified in clauses (iii) and (iv) of this Section 1(b). At such times as may be reasonably requested by the Board or the Adviser, the Sub-Adviser will provide them with economic and investment analysis and reports, and make available to the Board any economical, statistical, or investment services, normally available to similar investment company clients of the Sub-Adviser.
     (c) Availability of Personnel. The Sub-Adviser, at its expense, will make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel in order to review investment policies of the Fund and to consult with the Board and the Adviser regarding the investment affairs of the Fund, including economic, statistical, and investment matters relevant to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Board and the Adviser relating to the portfolio strategies it employs.
     (d) Salaries and Facilities. The Sub-Adviser will bear all expenses, including all salaries of personnel and payment for all facilities, required for it to execute its duties under this Agreement.
     (e) Compliance Reports. The Sub-Adviser, at its expense, will provide the Adviser and the Fund with such compliance reports relating to its duties under this Agreement as they request to provide reasonable assurances of compliance with applicable law.
     (f) Valuation. The Sub-Adviser will participate in and cooperate with the pricing procedures of the Fund as determined by the Board (the “Pricing Procedures") regarding the assets of the Fund managed by the Sub-Adviser. If in the reasonable opinion of the Sub-Adviser the price information provided by the Pricing Procedures for any Fund asset is inaccurate, the Sub-Adviser shall so advise the Fund and the Adviser and shall thereupon provide, at its expense, pricing for such asset until such time as it reasonably determines that the price information for such Fund asset provided by the Pricing Procedures is accurate.
     (g) Executing Portfolio Transactions. The Sub-Adviser will place portfolio transaction orders pursuant to its investment determinations for the Fund either directly with the issuer or through brokers. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. In no instance will portfolio securities of the Fund be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser. The Fund agrees that any entity or person associated with the Adviser or the Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Fund consents to the retention of compensation for such transactions.
     (h) The Fund hereby agrees, until further notice in writing, that Sub-Adviser will have the authority to vote all proxies and respond to all corporate actions for securities of the Fund managed by the Sub-Adviser. The Sub-Adviser will exercise such voting rights and monitor such corporate actions in accordance with the Sub-Adviser’s written proxy voting policies and procedures, as the same may be amended from time to time, and as provided to the Fund and the Adviser.
     (i) Sub-Adviser will comply with its obligations as a service provider to the Fund in accordance with Rule 38a-1 of the Rules and Regulation under the 1940 Act.
     2. Covenants of Sub-Adviser. The Sub-Adviser shall:
     (a) fully cooperate in any regulatory investigation, examination, or inspection of the Fund;
     (b) provide such information to the Fund and the Adviser as either determines necessary from time to time in order for the Fund to comply with the 1940 Act and the rules and regulations thereunder, the Fund’s investment program and to maintain the effectiveness of the Fund’s Registration Statement;

          (c) promptly notify the Fund and the Adviser in the event that: (1) Sub-Adviser becomes aware of any event that makes any statement of a material fact relating to the Sub-Adviser in the Fund’s Registration Statement or any prospectus contained therein (or any amendment or supplement to any of the foregoing) untrue or which requires the making of any additions to or changes in the Registration Statement or prospectus (or any amendment or supplement to any of the foregoing) in order to state a material fact relating to the Sub-Adviser required by the 1933 Act, the 1940 Act or the rules and regulations under the 1933 Act or the 1940 Act to be stated therein or necessary in order to make the statements relating to the Sub-Adviser therein (in the case of the prospectus, in the light of the circumstances under which they were made), not misleading or of the necessity to amend or supplement the Registration Statement or the prospectus (or any amendment or supplement to any of the foregoing) to comply with the 1933 Act, the 1940 Act, or the rules and regulations under the 1933 Act or the 1940 Act or any other law or order of any court or regulatory body; or (2) Sub-Adviser (i) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment adviser; (ii) receives notice that a governmental authority, agency or body intends to investigate it under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), other than any routine examination or any other proceeding in the ordinary course of business; (iii) will cease to be a registered investment adviser under the Advisers Act; and (iv) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving Sub-Adviser, its members, managers, officers or employees, that would affect Sub-Adviser’s ability to perform under this Agreement; and
          (d) promptly notify the Fund and the Adviser of (1) any change in the investment professionals of the Sub-Adviser providing services to the Fund hereunder; (2) any prospective change in approach to Sub-Adviser’s management of the Fund’s assets allocated to it; and (3) any other material change in Sub-Adviser’s business activities or circumstances that could reasonably be expected to adversely affect Sub-Adviser’s ability to discharge its obligations under this Agreement.
         3. Books and Records. Pursuant to Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that: (a) all records it maintains for the Fund are the property of the Fund; (b) it will surrender promptly to the Fund or the Adviser any such records upon the Fund’s or Adviser’s request; (c) it will maintain for the Fund the records that the Fund is required to maintain pursuant to Rule 31a-1 insofar as such records relate to the investment affairs of the Fund; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.
          4. Other Agreements. The Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have, and may have, advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.
          5. Compensation. The Fund pays to the Sub-Adviser a monthly fee (the “Advisory Fee”) as set forth in Attachment 2 hereto. The Sub-Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Agreement.
          6. Amendment of Agreement. This Agreement shall not be amended unless all parties to the Agreement mutually agree to such amendment, and this Agreement will not be materially amended unless such amendment is approved by the affirmative vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Fund who are not interested persons of the Adviser or the Sub-Adviser (the “Independent Directors”). The Sub-Adviser agrees to notify the Fund and the Adviser of any anticipated change in control of the Sub-Adviser within a reasonable time prior to such change.
          7. Confidential Relationship. All information and advice furnished by all parties to the others shall be treated as confidential and shall not be disclosed to third parties, except as required by law.
          8. Representations and Warranties. Sub-Adviser represents and warrants that:

          (a) it is registered as an investment adviser under the Advisers Act and that such registration is currently effective;
          (b) this Agreement has been duly authorized, executed delivered by Sub-Adviser and constitutes its legal, valid and binding obligation;
          (c) Sub-Adviser has completed, obtained or performed all other acts, registrations, filings, approvals, authorizations, consents or examinations, consents or examinations necessary as a condition of its discharging its responsibilities under this Agreement, and Sub-Adviser will deliver to the Fund and the Adviser such evidence of this compliance as the Fund or the Sub-Adviser may from time to time reasonably require;
          (d) Sub-Adviser has not received notice of any pending litigation, investigation or proceeding of or before any arbitrator, court or governmental authority, agency or body and is not aware of any such litigation, investigation or proceeding that has been threatened by or against Sub-Adviser or any of its employees that could reasonably be expected to have a material and adverse effect on Sub-Adviser’s ability to perform under this Agreement; and
         (e) Sub-Adviser has all requisite corporate power to carry on its business as it is being conducted and to carry out its duties and obligations hereunder and holds all licenses, registrations, franchises, approvals, authorizations or permits material to its business including performance of its duties and obligations hereunder.
          9. Disclosure Statement. As required by Rule 204-3 under the Advisers Act, the Fund and the Adviser acknowledge receipt of the Sub-Adviser’s Disclosure Statement prior to the date, shown above, of this Agreement. If the Fund or the Adviser shall have received Adviser’s Disclosure Statement less than 48 hours prior to the date of execution of this Agreement, Adviser or the Fund shall have the option to terminate this Agreement without penalty within five business days after the date of execution; provided, however, that if prior to such termination the Sub-Adviser has taken any investment action for the Fund which is consistent with the Fund’s investment objectives, policies and restrictions, the market risk of that investment action shall be at the Fund’s risk.
          10. Duration and Termination of the Agreement.
     (a) This Agreement shall become effective with respect to the Fund on the date hereof. This Agreement, unless sooner terminated as provided herein, shall continue for the Fund for one year following the effective date of this Agreement and thereafter shall continue automatically for periods of one year so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (ii) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund.
          (b) This Agreement will terminate automatically without payment of any penalty, unless, within one year after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the affirmative vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the outstanding voting securities of the Fund and such approval does not occur, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.
          (c) The Adviser may at any time terminate this Agreement without the payment of any penalty by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Fund, and the Sub-Adviser may at any time without the payment of any penalty, terminate this Agreement with respect to the Fund by not less than 120 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Fund.

          (d) This Agreement shall terminate automatically and immediately with respect to the Fund without the payment of any penalty, in the event of its assignment.
Notwithstanding any termination of this Agreement, Sub-Adviser’s obligations (i) under Section 1(i) and Section 2(b) shall continue for a period of one year after termination and (ii) under Section 2(a) and Section 3 and shall continue for the period set forth in Rule 204-2(e) under the Advisers Act.
          11. Notification of the Adviser. The Sub-Adviser promptly shall notify the Adviser in writing of the occurrence of any of the following events:
          (a) The Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement.
          (b) The Sub-Adviser shall have been served or otherwise have notice of any action, suit, or proceeding, inquiry, or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or
          (c) Any other occurrence that might affect the ability of the Sub-Adviser to provide the services provided for under this Agreement.
          12. Definitions. For the purposes of this Agreement, (a) the terms “vote of a majority of the outstanding securities,” “affiliated person,” “control,” “interested person,” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder and (b) references to annual approvals by the Board shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; provided however, in each case, subject to such exemptions as may be granted by the Securities and Exchange Commission to the Fund under the 1940 Act.
          13. Liability of the Sub-Adviser. In the absence of its willful misfeasance, bad faith, negligence, or disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, the Fund or their respective, directors, managers, officers, or partners, for any act or omission in the course of, or connected with, rendering services hereunder. However, the Sub-Adviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from Sub-Adviser’s willful misfeasance, bad faith, negligence, or disregard of its obligations and duties hereunder.
          14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.
          15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
          16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	HALL CAPITAL PARTNERS LLC

By:	By:	/s/Kathryn A. Hall
	Name:	Kathryn A. Hall
	Title:	CEO and CIO

Attest:	PAYDEN & RYGEL

By:	By:	/s/Mary Beth Syal
	Name:	Mary Beth Syal
	Title:	Managing Principal

Attest:	KIEWIT INVESTMENT FUND LLLP

By:	By:	/s/Robert L. Giles, Jr.
	Name:	Robert L. Giles, Jr.
	Title:	CEO

ATTACHMENT 2
FEE SCHEDULE
As consideration for the Sub-Adviser’s services to the Fund, the Sub-Adviser shall receive from the Fund an annual Advisory Fee, accrued daily at the rate of 1/365th of the applicable Advisory Fee rate and payable on the first business day of each month. For the purposes of calculating the Advisory Fee, the value of the assets will be based on the average daily net assets during the month, obtained from a report issued by J.P. Morgan Investor Services Co. (or any successor administrator) and provided by the Fund. The Advisory Fee rates are as follows:
FIXED INCOME ASSETS
(i)	0.22 of 1% on the first $50,000,000 and

(ii)	0.15 of 1% thereafter.
CASH AND EQUIVALENT ASSETS
(i)	0.15 of 1% on all assets